Exhibit 99.1

PRESS RELEASE

9/1/21

Carlisle Companies Completes Purchase of Henry Company

SCOTTSDALE, ARIZONA, September 1, 2021 - Carlisle Companies Incorporated (NYSE:CSL) today announced that it has successfully completed the previously announced purchase of Henry Company from affiliates of American Securities LLC for $1.575 billion in cash.

Henry is widely recognized as a best-in-class provider of building envelope systems that control the flow of water, vapor, air and energy in a building. Serving a range of customers across both new construction and repair & restoration projects within the residential, light commercial, and commercial end-markets, Henry’s complementary solutions strengthen the positioning of Carlisle’s Construction Materials (CCM) business in integrated building envelope solutions that reduce installation times and improve energy efficiency.

The acquisition of Henry and recent divestiture of Brake & Friction are consistent with Carlisle’s Vision 2025 strategy to streamline the portfolio with a focus on investing in high returning assets and generate in excess of $15 of earnings per share.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a leading supplier of innovative Building Envelope products and energy-efficient solutions for customers creating sustainable buildings of the future. Through its Construction Materials (CCM) business and family of leading brands, Carlisle delivers innovative, labor-reducing and environmentally responsible products and solutions to customers across the planet through the Carlisle Experience. Over the life of a building, Carlisle’s products help drive lower GHG emissions, improve energy savings for building owners and operators, and increase a building’s resiliency to the elements. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns and maintaining a balanced capital deployment approach, including investments in our businesses, strategic acquisitions, share repurchases and continued dividend increases. Carlisle also is a leading provider of products to the Aerospace, Medical Technologies and General Industrial markets through its Interconnect Technologies (CIT) and Fluid Technologies (CFT) business segments. Carlisle is headquartered in Scottsdale, Arizona and generated $4.2 billion in revenues in 2020. Learn more about Carlisle at www.carlisle.com.

Contact:     Jim Giannakouros, CFA
        Vice President of Investor Relations
        Carlisle Companies Incorporated
        (480) 781-5135
        jgiannakouros@carlisle.com